Exhibit 99.1

Alliqua Receives $1M from Crossover Healthcare Fund, LLC to Pursue Key Wound Care Initiatives

LANGHORNE, PA – November 12, 2013 – Alliqua, Inc. (OTCQB: ALQA) (“Alliqua” or “the Company”), obtained $1 million in financing from Crossover Healthcare Fund, LLC, with the financing to be used to pursue the Company’s key initiatives in the wound care space.

The financing comes in the form of units consisting of 250,000 shares of Series A Preferred Stock that are convertible into 11,111,111 shares of common stock of the Company, at a conversion price of $0.09 per share, subject to adjustment, and a warrant to purchase 5,555,555 shares of common stock at an exercise price of $0.10 per share. Holders of the Series A Preferred Stock are entitled to receive dividends at the rate of 6.00% per annum of the stated value of $4.00 per share (the “Stated Value”) and a liquidation preference per share of 120% of such Stated Value.  Unless previously converted, the Company is required to redeem the Series A Preferred Stock on October 21, 2015 at a redemption price per share equal to the Stated Value. Additional details about the financing and the Series A Preferred Stock will be disclosed in the Company’s 8-K filing with the Securities and Exchange Commission.

Brian M. Posner, Chief Financial Officer at Alliqua, said, “We are pleased to welcome Crossover Healthcare Fund, LLC as our newest investor. This financing will help us advance our sales and marketing initiatives for our line of 510(k) FDA-approved hydrogel products for wound care under the SilverSeal® brand, as well as the sorbion sachet S and sorbion sana wound care products.”

In September 2013, Alliqua signed a long-term agreement with sorbion GmbH & Co. KG (“sorbion”) to distribute the sorbion sachet S, sorbion sana and new products with hydrokinetic fibers as primary dressings. sorbion hydroactive wound care products will be distributed exclusively by Alliqua throughout all of the Americas.

About Alliqua, Inc.

Alliqua, Inc. (ALQA) ("Alliqua") is a biopharmaceutical company focused on the development, manufacturing, and distribution of proprietary transdermal wound care and drug delivery technologies. Alliqua's technology platform produces hydrogels, a 3-dimensional cross-linked network of water soluble polymers capable of numerous chemical configurations.

Alliqua currently markets its line of 510(k) FDA-approved hydrogel products for wound care under the SilverSeal® brand, as well as the sorbion sachet S and sorbion sana wound care products. Alliqua's electron beam production process, located at its 16,000 square foot GMP manufacturing facility in Langhorne, PA, allows Alliqua to develop and custom manufacture a wide variety of hydrogels. Alliqua's hydrogels can be customized for various transdermal applications to address market opportunities in the treatment of wounds as well as the delivery of numerous drugs or other agents for pharmaceutical and cosmetic industries. Additionally, Alliqua's drug delivery platform, in combination with certain active pharmaceutical ingredients, can provide pharmaceutical companies with a transdermal technology to enhance patient compliance and potentially extend the patent life of valuable drug franchises.

For additional information, please visit http://www.alliqua.com. To receive future press releases via email, please visit http://ir.stockpr.com/alliqua/email-alerts.

Any statements contained in this press release regarding our ongoing research and development and the results attained by us to-date have not been evaluated by the Food and Drug Administration.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of our control that can make such statements untrue, including, but not limited to, inadequate capital, adverse economic conditions, intense competition, lack of meaningful research results, entry of new competitors and products, adverse federal, state and local government regulation, termination of contracts or agreements, technological obsolescence of our products, technical problems with our research and products, price increases for supplies and components, inability to carry out research, development and commercialization plans, loss or retirement of key executives and research scientists and other specific risks. We currently have no commercial products intended to diagnose, treat, prevent or cure any disease. The statements contained in this press release regarding our ongoing research and development and the results attained by us to-date have not been evaluated by the Food and Drug Administration. There can be no assurance that further research and development, and/or whether clinical trial results, if any, will validate and support the results of our preliminary research and studies. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that we will be able to develop new products on the basis of our technologies. In addition, other factors that could cause actual results to differ materially are discussed in our Annual Report on Form 10-K/A filed with the SEC on May 16, 2013, and our most recent Form 10-Q filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. We undertake no obligation to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise.

Contact:
Brian M. Posner
Chief Financial Officer
+1-215-702-8550
bposner@alliqua.com

Investor Relations:
Dian Griesel Int'l.
Cheryl Schneider
+1-212-825-3210
cschneider@dgicomm.com

Public Relations:
Dian Griesel Int'l.
Susan Forman or Laura Radocaj
+1-212-825-3210
sforman@dgicomm.com
lradocaj@dgicomm.com